SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 29, 2006

GLOBAL EPOINT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-15775	33-0423037
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

339 South Cheryl Lane,

City of Industry, California 91789

(Address of principal executive offices)

(909) 869-1688

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01	Other Events

On September 29, 2006, Global ePoint, Inc. (the “Company”) received redemption notices from certain holders of the Company’s Series C and Series E preferred stock demanding that the Company repurchase an aggregate of 136,908 shares of its Series C preferred stock, representing 27% of the issued and outstanding Series C preferred stock, and 95,703 shares of its Series E preferred stock, representing 82% of the issued and outstanding Series E preferred stock. Subsequently, the Company received redemption notices demanding that the Company repurchase an additional 68,454 shares of Series C preferred stock, and 6,175 shares of Series E preferred stock. Currently, the aggregate redemption amount under the notices received by the Company is $5,668,914, plus accrued and unpaid dividends.

Pursuant to the terms of the Certificates of Designations for the Series C, D and E preferred stock, if the Company’s common stock is not listed on the New York Stock Exchange, American Stock Exchange, Nasdaq National Market, Nasdaq Capital Market or the OTC Bulletin Board for a period of seven consecutive trading days, holders of the outstanding preferred shares may elect that the Company repurchase their preferred shares. Effective upon the opening of the market on September 19, 2006, the Company’s securities were delisted from the Nasdaq Capital Market. Since that time, the Company’s common stock has been trading on the electronic Pink Sheets.

As of the date of this report, there are outstanding 501,917 shares of Series C preferred stock, 5,500 shares of Series D preferred stock and 117,313 shares of Series E preferred stock. Under the applicable provisions of the Certificates of Designations for the Series C, D and E preferred stock, the redemption payment amounts for the Series C, D, and E preferred stock is $2.80 per share, $50 per share and $50 per share, respectively, plus accrued but unpaid dividends. In the event holders of all of the Series C, D and E preferred stock are entitled to have their preferred stock redeemed, the aggregate redemption amount would be $7,546,018, plus accrued but unpaid dividends.

All required redemption payments are due within sixty (60) days of the date the Company receives written notice from such stockholder of its election. The Certificate of Designations and other documents relating to the Series C, D, and E transactions were filed as exhibits to the Company’s Current Reports on Forms 8-K filed on June 7, 2005, November 14, 2005, and May 25, 2006, respectively. All of these documents are available on the Securities and Exchange Commission’s website at www.sec.gov.

The Company is currently working to get its common stock listed on the OTC Bulletin Board and intends to pursue negotiations with the holders of its Series C, D and E preferred stock to resolve their redemption demands without the need for the Company to make the required redemption payment. There can be no assurance that the Company will be successful in resolving the redemption demands on terms satisfactory to the Company. There can also be no assurance that the Company will not receive additional redemption demands from other holders of its Series C, D, and E preferred stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 27, 2006	GLOBAL EPOINT, INC.

/s/ Toresa Lou
Toresa Lou,
Chief Executive Officer